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                                                                               .
                                                            Exhibit 12.1

                                             Six Months Ended June 30,
                                             -------------------------
              Amounts in 000's                  2005          2004
EARNINGS AS DEFINED:
  Income (Loss) From Continuing Operations
     After Interest Charges                      12,936        (1,816)
  Income Taxes                                    6,009         1,069
                                             ----------   -----------
  Income (Loss) From Continuing Operations
     before Income Taxes                         18,945        (2,885)

  Fixed Charges                                 102,494        87,368

  Capitalized Interest                           (9,792)       (1,706)
                                             ----------   -----------
     Total                                   $  111,647   $    82,777
                                             ==========   ===========

FIXED CHARGES AS DEFINED:

  Interest Expensed as Capitalized(1)        $  102,494   $    87,368
                                             ----------   -----------

     Total                                   $  102,494   $    87,368
                                             ==========   ===========
RATIO OF EARNINGS TO FIXED CHARGES                 1.09
  DEFICIENCY                                 $       --   $     4,591

                                                                      Year Ended December 31,
                                             ----------------------------------------------------------------
              Amounts in 000's                   2004        2003          2002          2001        2000
EARNINGS AS DEFINED:
  Income (Loss) From Continuing Operations
     After Interest Charges                  $   104,312  $   19,277      ($235,070)     $63,405     ($7,928)
  Income Taxes                                    56,572        (614)      (131,784)      32,737      (9,386)
                                             -----------  ----------   ------------   ----------  ----------
  Income (Loss) From Continuing Operations
     before Income Taxes                         160,884      18,663       (366,854)      96,142     (17,314)

  Fixed Charges                                  150,793     198,043        141,380      114,484     104,402
  Capitalized Interest                            (5,738)     (2,700)        (3,412)      (2,141)     (7,855)
                                             -----------  ----------   ------------   ----------  ----------
     Total                                   $   305,939  $  214,005   $   (228,886)  $  208,485  $   79,233
                                             ===========  ==========   ============   ==========  ==========
FIXED CHARGES AS DEFINED:
  Interest Expensed as Capitalized(1)        $   150,793  $  198,042   $    141,380   $  114,484  $  104,402
                                             -----------  ----------   ------------   ----------  ----------
     Total                                   $   150,793  $  198,042   $    141,380   $  114,484  $  104,402
                                             ===========  ==========   ============   ==========  ==========
RATIO OF EARNINGS TO FIXED CHARGES                  2.03        1.08                        1.82
  DEFICIENCY                                 $        --  $       --   $    370,266   $       --  $   25,169

(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.